EXHIBIT 99.1

News Corporation

N E W S R E L E A S E

For Immediate Release
Press Contact: Teri Everett - teverett@newscorp.com 212-852-7070
Investor Contact: Reed Nolte - rnolte@newscorp.com 212-852-7092

News Corporation Settles With Valassis Communications for $500 Million

Settlement covers federal case scheduled for trial in Michigan on February 2, 2010 and two other pending cases

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New York, NY, January 30, 2010 -- News Corporation today announced it has settled with Valassis Communications Inc. for $500 million in a lawsuit filed against the Company's News America Marketing unit that was scheduled to go to trial in a Michigan federal court on February 2, 2010. The settlement also covers the $300 million Valassis was awarded in July in a Michigan circuit court that is currently on appeal and a pending state court case in California.

"It has become evident to our legal advisors from pre-trial proceedings over the past couple of weeks that significant risks were developing in presenting this case to a jury," said News Corporation Deputy Chairman, President and Chief Operating Officer, Chase Carey. "That, coupled with concerns over the venue, led us to believe it was in the best interests of the Company and its stockholders to agree to a settlement."

News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) had total assets as of September 30, 2009 of approximately US$55 billion and total annual revenues of approximately US$30 billion. News Corporation is a diversified global media company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; integrated marketing services; newspapers and information services; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and Latin America.